Exhibit 10.3

Form of Award Agreement – Supplemental Retention Program

To:

From:	Joseph L. Cowan

Date:	December 8, 2005

Subject:	Supplemental Retention Program

On November 1, 2005, the Board of Directors (the “Board”) of Manugistics Group, Inc. (the “Company”) approved retention awards for certain employees whose continued commitment and contributions are key to the Company’s success.  Accordingly, we are extending to you the following retention bonus opportunities under the Supplemental Retention Program:

1.     You will be entitled to a one-time, lump-sum bonus payment in the amount of $            (            Dollars) upon the earliest to occur of the following (assuming you remain employed by the Company immediately before such event):  (i) your involuntary termination of employment by the Company without Cause or your resignation for Good Reason; (ii) a Change in Control of the Company; or (iii) November 1, 2006.

2.     You have been granted         shares of Restricted Stock and nonqualified stock options for          shares under the Company’s Amended and Restated 1998 Stock Option Plan (the “1998 Plan”), with terms in the grant and award agreements that are being provided to you.

For the purpose of this offer, “Change in Control”, “Cause,” and “Good Reason” are defined as follows:

A “Change in Control” for this purpose means the occurrence of any one or more of the following events:

(i) sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups acting together;

(ii) complete or substantially complete dissolution or liquidation of the Company;

(iii) a person, entity, or group acquires or attains ownership of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(iv) completion of a merger, consolidation, or reorganization of the Company with or into any other entity unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, retain control because they hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent;

(v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; or

(vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that a majority of Incumbent Directors approve for service on the Board are treated as Incumbent Directors.

The Board or the Compensation Committee will have the same authority to determine the existence of a Change in Control under this definition as it has under the 1998 Plan.  In addition, if the 1998 Plan would cause a grant of options or stock to terminate or be converted under its terms and under the authority of the Board or the Compensation Committee, the 1998 Plan will control.

“Cause” means the individual:

(i) commits a material breach of his or her obligations or agreements with respect to the Company;

(ii) commits an act of fraud, material dishonesty, or gross negligence with respect to the Company or otherwise acts with willful disregard for the Company’s best interests;

(iii) fails or refuses to perform any duties delegated to him or her that are consistent with the duties of similarly-situated executives or are otherwise required;

(iv) seizes a corporate opportunity for himself or herself instead of offering such opportunity to the Company if it is within the scope of the Company’s or its subsidiaries’ or parent’s business; or

(v) is convicted of or pleads guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), or, with respect to his or her employment, to any misdemeanor (other than a traffic violation) or, with respect to his or her employment, knowingly violates any federal or state securities or tax laws.

“Good Reason” means:

(i) the Company reduces the individual’s base salary without his or her consent; or

(ii) the Company assigns the individual duties materially inconsistent with, or substantially diminishes, his or her status or responsibilities without his or her consent.

In addition, if the payments and vesting of the compensation described above subjects you to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Internal Revenue Code, then the amounts payable under this Supplemental Retention Program will be reduced to the extent necessary to avoid such excise tax, unless you, after paying the excise tax, will be better off by having the larger payment.  In practice, this means that the Company is offering the compensation described in this memorandum without regard to whether the deductibility of compensation under such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject you to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of options and restricted stock) under this Supplemental Retention Program, then the amounts payable under this Program will be reduced or eliminated as follows: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options and stock) and (ii) second, by reducing or eliminating the vesting of the options and stock that occurs as a result of the Change in Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under this agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to you or refunded by you, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this award, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to you or for your benefit (whether made under the agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

The retention incentives offered in this agreement are separate and exclusive of any incentive bonus payments to which you are entitled as part of your annual incentive plan.

Bonus payments will be made as soon as practicable following the date that triggers the payment.  In accordance with federal and state regulations, all bonus payments are subject to appropriate tax deductions.

Nothing in this Program restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without Cause and for any or no reason, subject to such other agreements as may cover you.

Please signify your acceptance of these bonus terms by signing below.

“I acknowledge and accept.”

Employee Signature	Date

Joseph L. Cowan	Date
Manugistics Group, Inc.